Exhibit 99.2

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com

News Release
Approach Resources Inc.
Provides 2009 Drilling Activity and Guidance Update and
Announces 2010 Capital Budget and Guidance
     Fort Worth, Texas, November 3, 2009 — Approach Resources Inc. (NASDAQ: AREX) today provided an update regarding 2009 drilling activity and guidance and 2010 capital budget and guidance.
2009 Drilling Activity and Guidance Update
     The Company has resumed drilling and currently is operating two rigs in Cinco Terry. During the fourth quarter of 2009, the Company plans to drill 11 gross (5.5 net) wells in Cinco Terry. We also have begun our previously announced 3-D seismic operations in Cinco Terry. We plan to move one rig into Ozona Northeast in November 2009 and drill four gross (four net) wells before year end. Given the anticipated increase in activity during the remainder of 2009, we expect that our capital expenditures for the year ending December 31, 2009, including these projects but excluding any acquisitions, will not exceed $30 million. The Company expects to fund remaining 2009 capital expenditures with internally-generated cash flows. The 2009 capital budget is subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the results of our development and exploration efforts, the availability of sufficient capital resources for drilling prospects, our financial results, the availability of leases on reasonable terms and our ability to obtain permits for the drilling locations.
     The table below sets forth the Company’s revised 2009 financial and operational guidance. Guidance for lease operating, severance and production taxes and depletion, depreciation and amortization expenses is unchanged from prior guidance. The 2009 guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control, as further described later in this press release.

	2009	2009
	Current	Previous
	Guidance	Guidance
Production:
Total (MMcfe)	8,700 — 9,000	8,700 — 9,400
Operating costs and expenses:
Lease operating expense (per Mcfe)	$0.85 — 0.95	$0.85 — 0.95
Severance and production taxes (percent of oil and gas sales)	5% — 6%	5% — 6%
General and administrative (per Mcfe)	$1.00 — 1.10	$0.90 — 1.00
Depletion, depreciation and amortization (per Mcfe)	$2.50 — 3.00	$2.50 — 3.00

2010 Capital Budget and Guidance
     The Company’s Board of Directors has approved a 2010 capital budget for exploration and development expenditures of up to $53 million. The budget assumes commodity prices average $6.05 per Mcf of natural gas, $77.50 per Bbl of oil and $36.45 per Bbl of natural gas liquids. The budget provides for the Company to operate two rigs in Cinco Terry and one rig in Ozona Northeast until mid-year 2010, when we plan to operate four rigs in Cinco Terry and two rigs in Ozona Northeast.
     The Company intends to fund 2010 capital expenditures, excluding any acquisitions, primarily out of internally-generated cash flows and, as necessary, borrowings under its credit facility. We anticipate allocating a substantial portion of the capital budget to our core areas of operation in West Texas:

	Projected	Estimated
	Allocation	Number of Wells
Area of Operation	(in thousands)	Drilled & Completed
West Texas
Ozona Northeast	$25,600	36
Cinco Terry	19,950	48
Exploratory	3,075	9
Lease acquisition, geological and geophysical	4,375	¯

Total capital expenditures	$53,000	93

     The table below sets forth the Company’s 2010 financial and operational guidance. The 2010 guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control, as further described later in this press release.

2010
Current
Guidance
Production:
Total (MMcfe)	8,900 — 9,400
Operating costs and expenses:
Lease operating expense (per Mcfe)	$0.85 — 0.95
Severance and production taxes (percent of oil and gas sales)	5% — 6%
General and administrative (per Mcfe)	$1.05 — 1.15
Depletion, depreciation and amortization (per Mcfe)	$2.50 — 3.00
Forward-Looking Statements and Cautionary Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s expected 2009 and 2010 production and operating costs and expenses guidance, capital expenditures (including, without limitation, the amount, location and category of such expenditures), the Company’s drilling program, internally-generated cash flow and financial and operational guidance. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. Our SEC filings are available on our website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of natural gas and oil properties in the United States. The Company operates in Texas, Kentucky and New Mexico and has non-operated interests in British Columbia. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.
Contact:
J. Ross Craft, President and CEO
Steven P. Smart, Executive Vice President and CFO
J. Curtis Henderson, Executive Vice President and General Counsel
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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